UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2009 (June 1, 2009)
HOLLY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-03876 (Commission File Number)	75-1056913 (IRS Employer Identification No.)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On June 1, 2009, Holly Refining & Marketing-Tulsa, L.L.C. (formerly named Holly Refining & Marketing-Midcon, L.L.C.) (“Holly-Tulsa”), a wholly-owned subsidiary of Holly Corporation (the “Company”), completed its acquisition from Sunoco, Inc. (R&M) of the petroleum refinery and related assets located in Tulsa, Oklahoma, including associated real property and logistics assets, and related crude oil, refined product and other inventories (collectively, the “Tulsa Refinery Assets”). The purchase was completed pursuant to the terms of the Asset Purchase and Sale Agreement between the parties dated April 15, 2009 that was previously filed with the Company’s Current Report on Form 8-K filed on April 16, 2009.
     Holly-Tulsa acquired the Tulsa Refinery Assets for a purchase price of $65 million, subject to customary post-closing adjustments. Additionally, within 30 days following the closing date, Holly-Tulsa will pay to Sunoco an amount equal to the market value, measured as of the closing date, of crude oil, refined product and other inventories purchased. The Company currently expects the total payments to Sunoco for those inventories to be between $90 and $100 million.
     The Company financed the closing date payments in part with borrowings under its existing credit agreement with Bank of America, N.A. as administrative agent and one of a syndicate of lenders, and intends to finance the inventory payments with a portion of the net proceeds to be received from Holly’s proposed offering of senior notes announced on June 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Scott S. Surplus
Scott S. Surplus
Vice President and Controller

Date: June 3, 2009